                            CONTACTS:  David Koppe, CFO
                                       (612) 936-7211

                                       Bernard McDonagh
                                       Vice President, Investor Relations
                                       (612) 936-7214

                                       Noreen Conway, Vice President
                                       Public Relations &
                                       Communications
                                       (612) 936-1126
(For Immediate Release)

             UNITED HEALTHCARE REPORTS STRONG FIRST QUARTER RESULTS

               EARNINGS GROWTH DRIVEN BY STRONG ENROLLMENT GAINS,
                     CONTINUED CONTROL OF MEDICAL EXPENSES

                  MEDICAL LOSS RATIO DECLINES TO 78.0 PERCENT

     MINNEAPOLIS (May 4, 1995) -- United HealthCare Corporation (NYSE:UNH) today announced record earnings for the first quarter ended March 31, 1995.

     First quarter net earnings were $89.4 million, up 27.0 percent from net earnings of $70.4 million for last year's first quarter, with earnings per share of $0.51, a 27.5 percent increase over $0.40 reported for the first quarter of 1994. Revenues for the first quarter were $1.104 billion, a 22.2 percent increase over the $903.6 million reported for first quarter 1994.

     The company's first quarter 1995 medical loss ratio (medical costs as a percent of premium revenues) was 78.0 percent. This was down sequentially from both the 78.1 percent reported for the fourth quarter 1994 and the 78.2 percent reported for the same
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

United HealthCare Corporation
First Quarter Results
May 4, 1995 -- p. 2



period one year ago. These results are especially positive considering that historically the company has experienced higher medical utilization in the first quarter.

     United HealthCare Chairman and CEO William W. McGuire, M.D., said, "We are pleased with our continuing success at controlling medical costs, realizing good operating margins and sustaining strong growth. The company's discipline of effectively managing its costs and pricing to these costs remains intact. We also believe that the potential for future medical cost reduction is strong in all of our health plans."

     The first quarter of 1995 includes the post-acquisition results of GenCare Health Systems, Inc. and Group Sales and Service of Puerto Rico, Inc.. These purchases were completed on January 3 and February 28, 1995, respectively.

ADDITIONAL HIGHLIGHTS
- ---------------------

     MEDICAL COSTS. The company saw no unusual increases in its major medical expense categories in the first quarter of 1995. Hospital utilization, as measured in bed days per 1000 enrollees, decreased in the aggregate across the company's owned health plan markets as compared to the first quarter of 1994. Primary care and specialist physician costs, as well as outpatient costs, also remained generally stable with the year-ago quarter. Contributing to this control of medical costs are the company's extended experience with its various product lines, most of which have been offered for several years; strong market positions which contribute to favorable long-term contracts; a positive approach to providers; and its information systems capabilities. "We remain diligent in monitoring our medical costs and believe that we have identified appropriate areas for ongoing improvement," said Dr. McGuire.

SG&A COSTS. For the first quarter of 1995, the company's total SG&A costs as a percent of total revenue were 14.3 percent, down significantly from the 15.9 percent
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

United HealthCare Corporation
First Quarter Results
May 4, 1995 -- p. 3


reported for the first quarter one year ago and up from the 13.5 percent reported for the fourth quarter of 1994. SG&A costs for owned health plans were
10.8 percent of revenue, down from 10.9 percent for the first quarter of 1994 and up from 10.3 percent for the fourth quarter of 1994. The sequential increase in these costs for the health plans can be attributed to increased spending of about $5 million in a number of areas, including spending on developing Medicare and Medicaid initiatives. In addition, the company is investing in a variety of new non-health plan endeavors that have not yet produced significant offsetting revenue. These efforts include managed care programs for the aged, information services for health care providers, and international business opportunities. Expenses related to these non-health plan programs exceeded $5 million, or approximately $0.02 per share, during the first quarter.

          ENROLLMENT. Compared to March 31, 1994, first quarter 1995 enrollment in the company's owned health plans grew by 1,140,400 members (including acquisitions), or 73.0 percent, ending the quarter at 2,702,000 members. For all health plans owned as of March 31, 1995, internal growth totalled 379,000 members, or 16.3 percent, for the 12-month period ended
March 31, 1995. While pleased with the first quarter enrollment results, Dr. McGuire said that the company has not yet benefited from its increased focus on Medicare or state-led Medicaid initiatives. The company stated that while uncertainties remain regarding the various states' timing and rate of implementation of many of the Medicaid programs, it believes that these programs, coupled with several major commercial accounts recently awarded, ongoing strength and emerging opportunities in the small-group and point-of-service products, and the enhanced Medicare efforts, should serve as a base for strong enrollment growth through the remainder of 1995 and into 1996.

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

United HealthCare Corporation
First Quarter Results
May 4, 1995 -- p. 4


                      HIGHLIGHTS OF FIRST QUARTER RESULTS

                                                QUARTER
                                                 ENDED
                                 -------------------------------------
                                   3/31/94      12/31/94     3/31/95
                                 ----------    ----------   ----------
Premium revenue                  $805.0 mil   $877.3 mil    $1.004 bil
Medical loss ratio                     78.2%        78.1%         78.0%
   (percent of premium rev.)
SG&A (percent of revenue)
   Total                               15.9%        13.5%         14.3%
   Health Plan                         10.9%        10.3%         10.8%

Enrollment -- Owned (restated
   for pooled acquisitions)
   Commercial                     1,660,000     1,791,000    2,291,000
   Medicare                          99,000       109,000      114,000
   Medicaid                         252,000       285,000      297,000
                                 ----------    ----------   ----------
   Total Owned                    2,011,000     2,185,000    2,702,000

Enrollment -- Managed
   Commercial                       885,000       940,000    1,033,000
   Medicare                          78,000        77,000       76,000
   Medicaid                          45,000        47,000       52,000
                                 ----------    ----------   ----------
   Total Managed                  1,008,000     1,064,000    1,161,000

Total Enrollment                  3,019,000     3,249,000    3,863,000


                                               $ (000's)

Cash & Investments               $1,192,472    $2,769,390   $2,433,823
Medical Payables                 $  455,627    $  443,559   $  479,027
Shareholders' Equity             $1,160,051    $2,795,456   $2,903,719

          "We are very pleased with our performance this quarter," said Dr. McGuire. "In the face of minimal premium increases, we have continued to control our medical costs, resulting in continuation of our pattern of strong earnings growth. At the same time, we

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

United HealthCare Corporation
First Quarter Results
May 4, 1995 -- p. 5



continue to commit significant personnel resources and dollars to new product opportunities which we believe hold significant opportunity for the company. This approach of new business development coupled with ongoing efforts to improve our existing products and services should help us continue to realize long-term growth and superior performance."

          United HealthCare Corporation is a national leader in health care management, serving purchasers, users, managers and providers of health care since 1974. The company's broad range of products is offered through 21 locally-based owned and managed health plans, whose membership exceeds 3.8 million, and its non-geographically bounded specialty care management companies, which serve the needs of an additional 25 million-plus lives.


                                   # # # # #

                         UNITED HEALTHCARE CORPORATION
                                EARNINGS REPORT*
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      THREE MONTHS ENDED
                                MARCH 31, 1995  MARCH 31, 1994
                                --------------  --------------
Revenues                            $1,103,835        $903,556
Net earnings                        $   89,432        $ 70,398
Net earnings per share              $     0.51        $   0.40
Average number of
   common shares outstanding           176,403         174,507

* The financial information for the quarter ended March 31, 1994, has been restated to include the results of Ramsay-HMO, Inc. and Complete Health Services, Inc. in accordance with pooling of interests accounting. The Ramsay and Complete mergers occurred on May 31, 1994. First quarter 1995 results include the post-acquisition results of GenCare and Group Sales and Services of Puerto Rico, purchased on January 3 and February 28, respectively.